Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD THIRD QUARTER 2009 RESULTS

Third Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.65 (excluding an $0.11 income tax benefit), up 8.1%

•	GAAP diluted EPS from continuing operations of $0.71 (including an $0.11 income tax benefit)

•	Net revenues of $24.6 billion, up 18.1%

•	PBM revenues increased 23.4%, with pharmacy network revenues up 28.3% while mail choice revenues up 14.8%

•	Retail revenues increased 17.9%, with same store sales up 5.7%

WOONSOCKET, RHODE ISLAND, November 5, 2009 - CVS Caremark Corporation (NYSE: CVS) today announced record third quarter revenues, operating profit, and net income for the quarter ended September 30, 2009.

Revenues

Net revenues for the third quarter of 2009, increased $3.8 billion to $24.6 billion, up from $20.9 billion during the third quarter of 2008. Net revenues were positively impacted by one more reporting day during the third quarter of 2009 compared to the third quarter of 2008.

Revenues in the pharmacy services segment increased 23.4% to $13.0 billion in the third quarter of 2009. Adjusting the growth rate for the impact of new generics, net revenues would have grown 27.2% in the pharmacy services segment. Pharmacy network claims processed during the third quarter of 2009 increased 9.0% to 146.5 million, compared to 134.4 million in the prior year period. This increase was primarily due to the addition of RxAmerica claims and new client starts. This was offset by a reduction in claims due to the termination of two large health plan clients effective January 1, 2009. Mail choice claims processed during the third quarter of 2009 increased 11.4% to 16.4 million compared to 14.7 million in the prior year period, primarily as a result of net new client starts.

Revenues in the retail pharmacy segment increased 17.9% to $13.6 billion in the third quarter of 2009. Same store sales (sales from stores open more than one year based on a comparable 90-day reporting period) increased 5.7% over the prior year period. Pharmacy same store sales rose 8.0% and were negatively impacted by approximately 380 basis points due to recent generic introductions. Pharmacy same store sales were positively impacted by approximately 250 basis points due to Maintenance Choice™. Front store same store sales increased 0.8%.

The generic dispensing rate in our pharmacy services segment increased 320 basis points to a best-in-class 68.3% in the third quarter. At the same time, the generic dispensing rate in our retail segment increased approximately 210 basis points to 70.1%.

Income from Continuing Operations

Income from continuing operations for the third quarter ended September 30, 2009, increased 25.0% to $1.0 billion, compared with income from continuing operations of $818.8 million during the third quarter of 2008. During the third quarter of 2009, the Company recorded approximately $155.7 million, or $0.11 per diluted share, of previously unrecognized tax benefits. These tax benefits are related to the expiration of various statutes of limitation and settlements with tax authorities.

Adjusted earnings per share from continuing operations, which excludes $108.0 million of intangible asset amortization related to acquisition activity, for the third quarter were $0.76 (including the $0.11 per diluted share income tax benefit), compared with $0.60 in the third quarter of 2008. GAAP earnings per diluted share from continuing operations for the third quarter of 2009 were $0.71 (including the $0.11 per diluted share income tax benefit), compared with $0.56 in the third quarter of 2008.

Income from continuing operations for the nine months ended September 30, 2009, increased 11.1% to $2.7 billion, compared with income from continuing operations of $2.4 billion during the nine months ended September 27, 2008. Adjusted earnings per share from continuing operations, which excludes $322.8 million of intangible asset amortization related to acquisition activity, for the nine months ended September 30, 2009, were $1.96 (including the $0.11 per diluted share income tax benefit), compared with $1.75 in the nine months ended September 27, 2008. GAAP earnings per diluted share from continuing operations for the nine months ended September 30, 2009 were $1.82 (including the $0.11 per diluted share income tax benefit), compared with $1.63 in the nine months ended September 27, 2008.

Tom Ryan, Chairman, President, and Chief Executive Officer, said, “I’m very pleased with our performance across the enterprise this quarter. The quarter was characterized by continued industry-leading performance in our retail business, solid performance in our PBM, and record results from MinuteClinic. Our integrated pharmacy care offerings are contributing to results across the company at a growing pace. We achieved solid revenue growth, healthy earnings growth and significant free cash flow. In addition, we recently completed the Longs integration, and the early customer feedback and improvement in financial results are quite positive.”

Dave Rickard, Executive Vice President, Chief Financial Officer, and Chief Administrative Officer, said, “Given our continued strong performance year to date, we are narrowing our earnings guidance range for 2009. We expect to deliver adjusted earnings per share from continuing operations, excluding the effect of the tax benefit, of $2.61 to $2.64, up from our previous guidance of $2.59 to $2.64.”

Loss from Discontinued Operations

In connection with certain business dispositions completed between 1991 and 1997, the Company retained guarantees on store lease obligations for a number of former subsidiaries, including Linens ‘n Things. The Company’s loss from discontinued operations for the third quarter and nine months ended September 30, 2009 included $1.8 million ($2.9 million, net of a $1.1 million income tax benefit) and $9.5 million ($15.5 million, net of a $6.0 million income tax benefit) of lease-related costs, respectively. The loss from discontinued operations for the third quarter and nine months ended September 27, 2008 included $82.8 million ($134.8 million, net of a $52.0 million income tax benefit) and $131.5 million ($213.6 million, net of an $82.1 million income tax benefit) of lease-related costs, respectively.

Real Estate Program

For the quarter, CVS Caremark opened 65 new retail pharmacy stores, and closed 6 retail pharmacy stores and 1 specialty pharmacy. In addition, the Company relocated 22 retail pharmacy stores. As of September 30, 2009, the Company operated 7,008 retail pharmacy stores, 49 specialty pharmacy stores, 20 specialty mail order pharmacies and 6 mail order pharmacies in 43 states, the District of Columbia and Puerto Rico.

Segment Changes

During the third quarter of 2009, the Company made changes to its reportable segments to reflect changes that were made to the way the Company’s management evaluates the performance of operations, develops strategy and allocates resources. This change involves the reclassification of certain administrative expenses previously recorded within the Pharmacy Services and Retail Pharmacy segments to a new Corporate segment. The Corporate segment consists of costs primarily associated with executive management, corporate relations, legal, compliance, human resources, corporate information technology and finance. This change had no impact on the Company’s consolidated results of operations. As a result of this change, the Company’s business now includes three segments: Pharmacy Services, Retail Pharmacy and Corporate. The Company’s historical segment disclosures have been revised to conform to the current presentation.

During the third quarter of 2009, the Company also made a change to its Pharmacy Services segment as it relates to the Company’s intersegment activities (such as the Maintenance Choice program). This change impacts the gross profit and operating profit lines within the Pharmacy Services segment. Under the Maintenance Choice program, Pharmacy Services customers can elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments will now record the revenue, gross profit and operating profit on a standalone basis and corresponding intersegment eliminations are made. This change is reflected in the segment results in the third quarter of 2009 and in the nine months ended September 30, 2009. This change had no impact on the Company’s consolidated results of operations.

As result of these segment changes, the Company has provided segment disclosures under the current and historical formats for each quarter in 2008 and 2009 in the Investor Relations section of the CVS Caremark website at www.cvscaremark.com/investors.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EST) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Caremark website at cvscaremark.com/investors. This webcast will be archived and available on the website for a one-month period following the conference call.

About the Company

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 7,000 CVS/pharmacy and Longs Drugs stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investors section of the Company’s website, at cvscaremark.com, as well as through the Newsroom section of the Company’s website, at cvscaremark.com/newsroom.

Forward-looking Statements

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2008 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.

– Tables Follow –

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Third Quarter Ended(1)		Nine Months Ended(1)
In millions, except per share amounts	September 30, 2009	September 27, 2008	September 30, 2009	September 27, 2008
Net revenues	$24,641.9	$20,863.4	$72,906.9	$63,329.7
Cost of revenues	19,630.2	16,462.8	58,095.0	50,262.9
Gross profit	5,011.7	4,400.6	14,811.9	13,066.8
Operating expenses	3,445.8	2,934.4	10,269.0	8,752.4
Operating profit	1,565.9	1,466.2	4,542.9	4,314.4
Interest expense, net	122.8	112.7	392.8	358.3
Income from continuing operations before income tax provision	1,443.1	1,353.5	4,150.1	3,956.1
Income tax provision	420.0	534.7	1,494.4	1,565.3
Income from continuing operations	1,023.1	818.8	2,655.7	2,390.8
Loss from discontinued operations, net of tax benefit (2)	(1.8)	(82.8)	(9.5)	(131.5)
Net income	1,021.3	736.0	2,646.2	2,259.3
Preference dividends, net of income tax benefit(3)	—	3.5	—	10.6
Net income available to common shareholders	$1,021.3	$732.5	$2,646.2	$2,248.7

Basic earnings per common share:
Income from continuing operations	$0.72	$0.57	$1.84	$1.66
Loss from discontinued operations	(0.01)	(0.06)	(0.01)	(0.09)
Net income	$0.71	$0.51	$1.83	$1.57
Weighted average basic common shares outstanding	1,429.4	1,435.5	1,445.4	1,432.4

Diluted earnings per common share:
Income from continuing operations	$0.71	$0.56	$1.82	$1.63
Loss from discontinued operations	—	(0.06)	(0.01)	(0.09)
Net income	$0.71	$0.50	$1.81	$1.54
Weighted average diluted common shares outstanding	1,444.9	1,469.7	1,461.6	1,469.0
Dividends declared per common share	$0.07625	$0.06900	$0.22875	$0.18900

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the third quarter of 2009 and 2008 include 92 days and 91 days, respectively, and the nine months ended September 30, 2009 and September 27, 2008 both include 273 days.
(2)	In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things. On May 2, 2008, Linens Holding Co. and certain affiliates, which operate Linens ‘n Things, filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Pursuant to the court order entered on October 16, 2008, Linens Holding Co. is in the process of liquidating the entire Linens ‘n Things retail chain. The Company’s loss from discontinued operations for the third quarter and nine months ended September 30, 2009 included $1.8 million ($2.9 million, net of a $1.1 million income tax benefit) and $9.5 million ($15.5 million, net of a $6.0 million income tax benefit) of lease-related costs, respectively. The loss from discontinued operations for the third quarter and nine months ended September 27, 2008 included $82.8 million ($134.8 million, net of a $52.0 million income tax benefit) and $131.5 million ($213.6 million, net of an $82.1 million income tax benefit) of lease-related costs, respectively.
(3)	Diluted earnings per common share is computed by dividing (i) net income, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive income adjustment related to preference dividends was $3.5 million and $10.6 million for the third quarter and nine months ended September 27, 2008, respectively.

CVS CAREMARK CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

In millions, except share and per share amounts	September 30, 2009	December 31, 2008
Assets:
Cash and cash equivalents	$1,130.6	$1,352.4
Short-term investments	4.7	—
Accounts receivable, net	5,692.9	5,384.3
Inventories	9,975.9	9,152.6
Deferred income taxes	424.3	435.2
Other current assets	169.5	201.7
Total current assets	17,397.9	16,526.2
Property and equipment, net	8,277.4	8,125.2
Goodwill	25,622.1	25,493.9
Intangible assets, net	10,204.3	10,446.2
Other assets	377.6	368.4
Total assets	$61,879.3	$60,959.9

Liabilities:
Accounts payable	$3,963.2	$3,800.7
Claims and discounts payable	2,907.8	2,814.2
Accrued expenses	2,625.5	3,177.6
Short-term debt	1,100.0	3,044.1
Current portion of long-term debt	2,103.9	653.3
Total current liabilities	12,700.4	13,489.9

Long-term debt	8,756.2	8,057.2
Deferred income taxes	3,595.5	3,701.7
Other long-term liabilities	1,152.3	1,136.7
Total liabilities	26,204.4	26,385.5

Commitments and contingencies

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: 50,000,000 shares authorized; no issued and outstanding shares at September 30, 2009 and 3,583,000 shares issued and outstanding at December 31, 2008	—	191.5
Common stock, par value $0.01: 3,200,000,000 shares authorized; 1,610,769,000 shares issued and 1,418,763,000 shares outstanding at September 30, 2009 and 1,603,267,000 shares issued and 1,437,065,000 shares outstanding at December 31, 2008	16.1	16.0
Treasury stock, at cost: 190,306,000 shares at September 30, 2009 and 164,502,000 shares at December 31, 2008	(6,669.1)	(5,812.3)
Shares held in trust: 1,700,000 shares	(55.5)	(55.5)
Capital surplus	27,114.4	27,279.6
Retained earnings	15,412.7	13,097.8
Accumulated other comprehensive loss	(143.7)	(142.7)
Total shareholders’ equity	35,674.9	34,574.4
Total liabilities and shareholders’ equity	$61,879.3	$60,959.9

CVS CAREMARK CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended(1)
In millions	September 30, 2009	September 27, 2008
Cash flows from operating activities:
Cash receipts from revenues	$52,816.6	$45,314.1
Cash paid for inventory	(37,730.3)	(32,724.1)
Cash paid to other suppliers and employees	(10,661.5)	(8,784.1)
Interest received	4.2	14.4
Interest paid	(409.6)	(383.4)
Income taxes paid	(1,788.8)	(1,258.6)
Net cash provided by operating activities	2,230.6	2,178.3
Cash flows from investing activities:
Additions to property and equipment	(1,752.5)	(1,483.2)
Proceeds from sale-leaseback transactions	748.2	196.9
Proceeds from sale or disposal of assets	7.0	13.6
Acquisitions (net of cash acquired) and investments	(43.3)	(27.9)
Purchase of short-term investments	(4.7)	—
Sale of short-term investments	—	27.5
Net cash used in investing activities	(1,045.3)	(1,273.1)
Cash flows from financing activities:
Net reduction in short-term debt	(1,944.1)	(1,103.0)
Derivative settlements	(3.4)	—
Dividends paid	(330.8)	(270.5)
Proceeds from exercise of stock options	236.5	313.7
Excess tax benefits from stock-based compensation	25.9	55.3
Issuance of long-term debt	2,800.0	350.0
Repayments of long-term debt	(652.3)	(2.0)
Repurchase of common stock	(1,538.9)	(23.0)
Net cash used in financing activities	(1,407.1)	(679.5)
Net increase (decrease) in cash and cash equivalents	(221.8)	225.7
Cash and cash equivalents at beginning of period	1,352.4	1,056.6
Cash and cash equivalents at end of period	$1,130.6	$1,282.3
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,646.2	$2,259.3
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,036.5	920.2
Stock-based compensation	112.6	67.7
Deferred income taxes and other non-cash items	69.9	24.1
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(320.8)	(219.7)
Inventories	(832.0)	(337.1)
Other current assets	(11.9)	(42.9)
Other assets	(6.9)	5.1
Accounts payable and claims and discounts payable	240.2	(364.7)
Accrued expenses	(793.8)	(121.5)
Other long-term liabilities	90.6	(12.2)
Net cash provided by operating activities	$2,230.6	$2,178.3

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the third quarter of 2009 and 2008 include 92 days and 91 days, respectively, and the nine months ended September 30, 2009 and September 27, 2008 both include 273 days.

Adjusted Earnings Per Share

Unaudited

For internal comparisons, management finds it useful to assess year-to-year performance by adjusting diluted income per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as income from continuing operations before income taxes plus amortization, less income tax provision and dilutive income adjustment, divided by the weighted average diluted common shares outstanding.

Following is a reconciliation of income from continuing operations before income tax provision to adjusted earnings per share:

	(Unaudited) Third Quarter Ended(1)		(Unaudited) Nine Months Ended(1)
In millions, except per share amounts	September 30, 2009	September 27, 2008	September 30, 2009	September 27, 2008
Income from continuing operations before income tax provision	$1,443.1	$1,353.5	$4,150.1	$3,956.1
Amortization	108.0	98.2	322.8	293.9
Adjusted income from continuing operations before income tax provision	1,551.1	1,451.7	4,472.9	4,250.0
Income tax provision	451.4	573.4	1,610.6	1,681.7
Adjusted net income from continuing operations	1,099.7	878.3	2,862.3	2,568.3
Dilutive income adjustment	—	(0.8)	—	(2.7)
Adjusted net income from continuing operations available to common shareholders	1,099.7	877.5	2,862.3	2,565.6
Weighted average diluted common shares outstanding	1,444.9	1,469.7	1,461.6	1,469.0
Adjusted earnings per share from continuing operations(2)	$0.76	$0.60	$1.96	$1.75

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the third quarter of 2009 and 2008 include 92 days and 91 days, respectively, and the nine months ended September 30, 2009 and September 27, 2008 both include 273 days.
(2)	Excluding the impact of approximately $155.7 million of previously unrecognized tax benefits that were recognized in the third quarter of 2009, adjusted earnings per share from continuing operations would have been $0.65 and $1.85 for the third quarter and nine months ended September 30, 2009, respectively.

Free Cash Flow

Unaudited

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions).

Following is a reconciliation of net cash provided by operating activities to free cash flow:

	(Unaudited) Nine Months Ended(1)
In millions	September 30, 2009	September 27, 2008
Net income	$2,646.2	$2,259.3
Non-cash charges (including depreciation and amortization)	1,219.0	1,012.0
Working capital change	(1,634.6)	(1,093.0)
Net cash provided by operating activities	2,230.6	2,178.3
Subtract: Additions to property and equipment	(1,752.5)	(1,483.2)
Add: Proceeds from sale-leaseback transactions	748.2	196.9
Free cash flow	$1,226.3	$892.0

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the third quarter of 2009 and 2008 include 92 days and 91 days, respectively, and the nine months ended September 30, 2009 and September 27, 2008 both include 273 days.

Supplemental Unaudited Information

The Company evaluates its Pharmacy Services and Retail Pharmacy segment performance based on net revenue, gross profit and operating profit before the effect of discontinued operations and certain intersegment activities and charges. The Company evaluates the performance of its Corporate segment based on operating expenses before the effect of discontinued operations and certain intersegment activities and charges. Following is a reconciliation of the Company’s business segments to the accompanying condensed consolidated financial statements:

In millions	Pharmacy Services Segment(1) (3)	Retail Pharmacy Segment(3)	Corporate Segment	Intersegment Eliminations(2) (3)	Consolidated Totals
Third Quarter Ended:
September 30, 2009:
Net revenues	$13,030.3	$13,605.4	$—	$(1,993.8)	$24,641.9
Gross profit	1,031.1	3,994.3	—	(13.7)	5,011.7
Operating profit (loss)	799.2	909.8	(129.4)	(13.7)	1,565.9
September 27, 2008(4):
Net revenues	$10,563.4	$11,542.0	$—	$(1,242.0)	$20,863.4
Gross profit	892.6	3,508.1	—	(0.1)	4,400.6
Operating profit (loss)	705.6	865.8	(105.1)	(0.1)	1,466.2

Nine Months Ended:
September 30, 2009:
Net revenues	$37,573.0	$40,899.5	$—	$(5,565.6)	$72,906.9
Gross profit	2,760.1	12,081.6	—	(29.8)	14,811.9
Operating profit (loss)	2,033.0	2,938.1	(398.4)	(29.8)	4,542.9
September 27, 2008(4):
Net revenues	$31,984.9	$35,158.4	$—	$(3,813.6)	$63,329.7
Gross profit	2,530.6	10,536.4	—	(0.2)	13,066.8
Operating profit (loss)	1,946.0	2,701.1	(332.5)	(0.2)	4,314.4

(1)	Net revenues of the Pharmacy Services segment include approximately $1.7 billion and $1.5 billion of Retail co-payments for the third quarters ended September 30, 2009 and September 27, 2008, respectively. Net revenues of the Pharmacy Services segment include approximately $5.2 billion and $4.7 billion of Retail co-payments for the nine months ended September 30, 2009 and September 27, 2008, respectively.
(2)	Intersegment eliminations relate to two types of transactions: (i) Intersegment revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Pharmacy Services and Retail Pharmacy segments record the revenue on a standalone basis and (ii) Intersegment revenues, gross profit and operating profit that occur when Pharmacy Services segment customers, through the Company’s intersegment activities (such as the Maintenance Choice Program), elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores instead of receiving them through the mail. When this occurs, both the Pharmacy Services and Retail Pharmacy segments will record the revenue, gross profit and operating profit on a standalone basis.
(3)	When Pharmacy Services segment customers elect to pick-up their maintenance prescriptions at Retail Pharmacy segment stores through the Company’s intersegment activities (such as the Maintenance Choice program) instead of receiving them through the mail, both segments record the corresponding revenue, gross profit and operating profit in their respective segment results. As a result, both the Pharmacy Services and the Retail Pharmacy segments include the following results associated with this activity: net revenues of $196.1 million and $450.0 million for the third quarter and nine months ended September 30, 2009, respectively; net revenues of $2.6 million and $3.6 million for the third quarter and nine months ended September 27, 2008, respectively; gross profit of $13.7 million and $29.8 million for the third quarter and nine months ended September 30, 2009, respectively; gross profit of $0.1 million and $0.2 million for the third quarter and nine months ended September 27, 2008, respectively; operating profit of $13.7 million and $29.8 million for the third quarter and nine months ended September 30, 2009, respectively; and operating profit of $0.1 million and $0.2 million for the third quarter and nine months ended September 27, 2008, respectively.
(4)	The third quarter and nine months ended September 27, 2008 have been revised to conform to the current presentation of our reportable segments.

Supplemental Information

Unaudited

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	(Unaudited) Third Quarter Ended(1)		(Unaudited) Nine Months Ended(1)
In millions	September 30, 2009	September 27, 2008(2)	September 30, 2009	September 27, 2008(2)
As reported:
Net revenues	$13,030.3	$10,563.4	$37,573.0	$31,984.9
Gross profit	1,031.1	892.6	2,760.1	2,530.6
Gross profit % of net revenues	7.9%	8.4%	7.3%	7.9%
Operating expenses	231.9	187.0	727.1	584.6
Operating expense % of net revenues	1.8%	1.8%	1.9%	1.8%
Operating profit	799.2	705.6	2,033.0	1,946.0
Operating profit % of net revenues	6.1%	6.7%	5.4%	6.1%
Net revenues(3):
Mail choice(4)	$4,156.5	$3,619.9	$12,438.1	$10,888.7
Pharmacy network(5)	8,782.2	6,846.2	24,871.4	20,812.0
Other	91.6	97.3	263.5	284.2
Pharmacy claims processed (3):
Total	162.9	149.1	490.4	457.1
Mail choice(4)	16.4	14.7	49.3	44.9
Pharmacy network(5)	146.5	134.4	441.1	412.2
Generic dispensing rate(3):
Total	68.3%	65.1%	67.9%	64.6%
Mail choice(4)	56.6%	55.2%	56.1%	54.1%
Pharmacy network(5)	69.5%	66.1%	69.1%	65.6%
Mail choice penetration rate(6)	23.8%	23.3%	23.8%	23.3%

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the third quarter of 2009 and 2008 include 92 days and 91 days, respectively, and the nine months ended September 30, 2009 and September 27, 2008 both include 273 days.
(2)	The third quarter and nine months ended September 27, 2008 have been revised to conform to the current presentation of the Pharmacy Services segment.
(3)	Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice, which are included within the mail choice category.
(4)	Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims, as well as 90-day claims filled at retail under the Maintenance Choice™ program.
(5)	Pharmacy network is defined as claims filled at retail pharmacies, including CVS/pharmacy stores.
(6)	Excluding the impact of RxAmerica, the mail choice penetration rate would have been 26.2% for the third quarter of 2009 and for the nine months ended September 30, 2009.

EBITDA and EBITDA per Adjusted Claim

Unaudited

The Company defines EBITDA as income before interest, taxes, depreciation and amortization. We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

Following is a reconciliation of operating profit to EBITDA:

Pharmacy Services Segment	(Unaudited) Third Quarter Ended (1)				(Unaudited) Nine Months Ended (1)
In millions, except per adjusted claim amounts	September 30, 2009		September 27, 2008(4)		September 30, 2009		September 27, 2008(4)
Operating profit	$799.2		$705.6		$2,033.0		$1,946.0
Depreciation and amortization	91.2		88.6		276.9		265.5
EBITDA	$890.4		$794.2		$2,309.9		$2,211.5
Adjusted claims	192.4		175.3		579.3		537.5
EBITDA per adjusted claim	$4.63	(2)	$4.53	(3)	$3.99	(2)	$4.11

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the third quarter of 2009 and 2008 include 92 days and 91 days, respectively.
(2)	Excluding the impact of RxAmerica, EBITDA per adjusted claim would have been $4.89 for the third quarter of 2009 and $4.28 for the nine months ended September 30, 2009.
(3)	The EBITDA per adjusted claim number, which was reported in the Company’s third quarter 2008 earnings release, was $4.27 as a result of adding back merger and integration costs related to the Caremark merger of $2.7 million.
(4)	The third quarter ended and nine months ended September 27, 2008 have been revised to conform to the current presentation of the Pharmacy Services segment’s operating profit and depreciation and amortization.

Supplemental Information

Unaudited

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy segment’s performance for the respective periods:

	(Unaudited) Third Quarter Ended(1)		(Unaudited) Nine Months Ended(1)
In millions	September 30, 2009	September 27, 2008(2)	September 30, 2009	September 27, 2008(2)
Net revenues	$13,605.4	$11,542.0	$40,899.5	$35,158.4
Gross profit	3,994.3	3,508.1	12,081.6	10,536.4
Gross profit % of net revenues	29.4%	30.4%	29.5%	30.0%
Operating expenses	3,084.5	2,642.3	9,143.5	7,835.3
Operating expense % of net revenues	22.7%	22.9%	22.4%	22.3%
Operating profit	909.8	865.8	2,938.1	2,701.1
Operating profit % of net revenues	6.7%	7.5%	7.2%	7.7%
Net revenue increase:
Total	17.9%	5.3%	16.3%	5.1%
Pharmacy	18.0%	5.1%	15.8%	5.0%
Front store	17.6%	5.7%	17.4%	5.5%
Same store sales increase(3):
Total	5.7%	3.7%	5.0%	3.6%
Pharmacy	8.0%	3.8%	6.7%	3.8%
Front store	0.8%	3.3%	1.5%	3.1%
Generic dispensing rates	70.1%	68.0%	69.6%	67.2%
Pharmacy % of total revenues	68.4%	68.3%	67.8%	68.1%
Third party % of pharmacy revenue	96.7%	95.9%	96.8%	95.9%
Retail prescriptions filled	151.8	132.3	457.5	406.4

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the third quarter of 2009 and 2008 include 92 days and 91 days, respectively, and the nine months ended September 30, 2009 and September 27, 2008 both include 273 days.
(2)	The third quarter and nine months ended September 27, 2008 have been revised to conform to the current presentation of the Retail Pharmacy segment.
(3)	Same store sales increase excludes the Longs Drug stores, which were acquired effective October 20, 2008. These stores will be included in same store sales beginning in November 2009.

Supplemental Information

Unaudited

Corporate Segment

The following table summarizes our Corporate segment’s performance for the respective periods:

	(Unaudited) Third Quarter Ended(1)		(Unaudited) Nine Months Ended(1)
In millions	September 30, 2009	September 27, 2008	September 30, 2009	September 27, 2008
Operating expenses	$129.4	$105.1	$398.4	$332.5

(1)	On December 23, 2008, the Company’s Board of Directors approved a change in the Company’s fiscal year end from the Saturday nearest December 31 of each year to December 31 of each year to better reflect the Company’s position in the health care, rather than the retail, industry. As you review the Company’s operating performance, please consider that the third quarter of 2009 and 2008 include 92 days and 91 days, respectively, and the nine months ended September 30, 2009 and September 27, 2008 both include 273 days.